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                                                                      EXHIBIT 99

CATUITY ANNOUNCES BOARD CHANGE

Detroit, MI., June 10, 2003 - Catuity, Inc. (NASDAQ: CTTY; ASX: CAT), a leading loyalty software solutions provider to card issuers, merchants and processors, today announced that Rob Robins, who was recently named Executive Vice President of Business Development at National Processing Corporation (NPC), has submitted his resignation as a Board member of the Company. Duncan P.F. Mount, Chairman of Catuity, made the announcement, noting that increased responsibilities have necessitated Mr. Robins' resignation at this time.

"All at Catuity thank Rob for his support and guidance during his three-year tenure on our Board," stated Mount.

Michael V. Howe, President and CEO of Catuity, added: "Rob has been a strong supporter of Catuity and provided significant insights in contributing to our growth. We recognize that his expanded responsibilities at NPC will not allow him the time to continue to serve on the Board. We are thankful he has indicated his willingness to continue to assist us in meeting our objectives."

"It has been my pleasure to serve on Catuity's Board of Directors," stated Robins. "During this time I have seen the company grow, as well as accomplish many objectives. I have always considered it an honor to be a part of this success."

Robins resignation is effective June 10, 2003. Catuity indicated that there are no plans at this time to replace him. Catuity's Board will now number four, consisting of three non-executive directors and one executive director. The Board is made up with equal U.S. and Australian representation.

Catuity, Inc. is a leading provider of application software that allows merchants, transaction processors and card issuers to establish and administer customer loyalty programs integrated to the payment system at the point of sale. The patented Catuity system can be deployed using a mag stripe, smart card, memory card, RFID or contactless token. Catuity's smart card applet has been included on millions of chip-based credit cards. Catuity's loyalty software can be used by a broad range of sellers of goods and services, particularly those who sell through both store locations and over the Internet. In addition to its innovative software products, Catuity also provides marketing expertise and service to its clients, so that with Catuity's loyalty solution merchants can offer their customers valuable benefits, thereby attracting and retaining customers as well as encouraging increased purchases. More information on Catuity is available at its website: http://www.catuity.com.

In conjunction with the provisions of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the U.S. Securities & Exchange Commission.

Contact:          Michael V. Howe
                  President/CEO
                  313-567-4348

                  Bev Jedynak
                  Martin E. Janis & Company, Inc.
                  312-943-1100 ext. 12